RED, Inc.
Resource Energy Development, Inc.
1505 Tyrell Lane, Suite 100
Boise, Idaho USA 83706

October 11, 2011

Sharprock Resources Inc.
6820-188 Street Unit 222, Surrey
BC, V4N 3G5, Canada

Attn: Harp Sangha, Chief Executive Officer

Dear Mr. Sangha:

Pursuant to our recent conversations, we are pleased to confirm the arrangements under which Resource Energy Development, Inc. ("RED") will act as a consulting advisor to Sharprock Resources Inc. and any of its subsidiaries, parents, or other affiliates (together, the "Company") in connection with the acquisition, development, management of, including its current capital raising efforts for, the Kekura Gold Deposit, Chukotka Autonomous Area, Russian Federation (the "Project"). RED may provide such services through, or in conjunction with, one or more of its affiliates, and RED may share with any such affiliates any information made available by or on behalf of the Company.

1. **The Engagement.**

(a) RED will act as a technical consultant and financial advisor to the Company in the acquisition of the Project and in any private placement of securities to be issued to raise capital for the Project (the "Securities"). It is contemplated that the acquisition will require that Securities will be issued by the Company in a transaction (the "Private Placement") exempt from registration under the U.S. Securities Act of 1933 (the "Securities Act"), or a Registered Direct placement of shares and otherwise in compliance with the applicable laws and regulations of any jurisdiction in which the Securities are offered and otherwise in compliance with the applicable laws and regulations of any jurisdiction in which the Securities are offered.

(b) RED shall provide consulting services on a best efforts basis and will assist the Company in preparing marketing materials, drafting news releases, reviewing legal and Project documents, identifying prospective investors and management personnel, assisting in the closing of the Project acquisition and finance.

(c) For the purposes of clarification, this letter agreement does not constitute, and should not be construed as, an agreement or commitment by or on behalf of RED to underwrite, sell or purchase any Securities or to act as an investor with respect to any Private Placement or otherwise.

2. **Information to be Supplied.**

(a) The Company will furnish to RED such information as RED believes appropriate to its engagement hereunder, including all Project and Corporate information necessary in

connection with its assistance hereunder. The information and answers provided pursuant to this paragraph are referred to collectively hereinafter as the "Information".

(b) RED (i) will use and rely on the accuracy and completeness of the Information, and publicly available information, (ii) is not responsible for, and has no obligation to independently verify, the accuracy or completeness of the Information, and publicly available information, (iii) has no obligation to undertake an independent evaluation, appraisal, or physical inspection of any assets or liabilities of the Company, (iv) will assume that any financial forecasts furnished to or discussed with RED by the Company have been reasonably prepared and reflect the best then currently available estimates and judgment of the Company's management.

3. **Confidentiality, Representations and Warranties.**

(a) The Company will furnish RED, from time to time, such number of copies of the Information, any exhibits thereto and agreements and documents referred to therein, as RED may reasonably request.

(b) The Company will advise RED promptly of (i) the occurrence of any material event or the existence of any changed condition known to the Company (ii) such other information concerning the business and financial condition of the Company as RED may from time to time reasonably request, (iii) the receipt by the Company of any communication from any regulatory authority concerning the offerings of the Securities, and (iv) the commencement of any lawsuit or proceeding to which the Company is a party relating to the offering of the Securities.

(c) The Company represents and warrants that the Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Without the prior written consent of Company, Information that is not already public information will be held in confidence and not disclosed by RED or its Representatives. Except as otherwise expressly provided in this Agreement, RED further agrees to disclose Information only to its Representatives who need to know the Information to provide services and who are informed of its confidential nature. Information may not be used by RED or its Representatives for any purpose other than as described in Section 1 above. Without the prior written consent of Company, RED agrees that it and its Representatives will not disclose to any Person (i) that discussions or negotiations are taking or have taken place between Company and third parties (or their Representatives) concerning the Project, or (ii) that it (or its Representatives) has requested or received Information, or facts regarding the Project, including the status thereof and the details or terms of any negotiations or discussions; provided, however, that RED may make such disclosure to the extent it has received the advice of outside counsel that such disclosure is required to be made by it in order to avoid violating applicable law or regulatory or stock exchange requirements so long as RED gives Company prior notice and an opportunity to review and comment on such disclosure and reasonably cooperates with respect thereto.

4. **Fees and Expenses.**

(a) The Company shall pay the following fees to RED for its services:

(i) **Retainer Fee**. A fee of US$30,000, payable in cash on the date of execution of this letter agreement which Retainer Fee will be credited against any other Fee which may become due and payable under this Section 4 (a);

(ii) **Performance Fee.** A fee monthly of US$10,000, payable in cash upon the first day of each month.

(iii) **Closing Fee.** A fee of $50,000 payable upon the closing date of closing of a sale of Securities related to the acquisition of the Project.

(b) If, at any time up to and including the final closing of a sale of Securities, or the termination of this letter agreement (whichever is earlier), or within the 12 month period thereafter, the Company or any of its affiliates sells Securities, or any equity interest substantially similar to the Securities, the Company will pay RED the Closing Fee with respect to such sale.

(c) In addition, the Company will reimburse RED, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with this engagement. These expenses generally include travel costs, document production and other customary expenses for this type of transaction, including the reasonable fees and disbursements of legal counsel. Such expenses shall be reimbursable whether or not the transactions contemplated by this letter agreement are consummated.

(d) All fees and expenses payable hereunder are net of all applicable withholding and similar taxes.

5. Notices.

All communications hereunder shall be in writing and shall be mailed or delivered (a) to the RED, at its offices at 1509 Tyrell Lane, Suite 100, Boise, ID 83706, Attention: Ashley Kunz, Chief Operating Officer, and (b) to Company, at its offices at 6820-188 Street Unit 222, Surrey, BC, V4N 3G5, Canada, Attention: Harp Sangha, Chief Executive Officer.

6. Termination.

RED may terminate this letter agreement and all of its obligations hereunder upon written notice to the Company. The Company may terminate this letter agreement at any time after six months from the date hereof, upon written notice to RED. The provisions of Sections 1(c), 4(b), 7, and 8(f) will survive termination.

7. Indemnity.

In connection with its engagements such as this, it is RED's policy to receive indemnification. The provisions with respect to the indemnification of RED and the other matters set forth in Annex A are incorporated by reference in their entirety into this letter agreement.

8. Miscellaneous.

(a) RED is acting as advisor and is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory or tax matters. You should consult with your other professional advisors concerning these matters before undertaking the proposed transaction.

(b) No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound. This Agreement shall inure to the benefit of and be binding on the Company, RED and their respective successors.

(c) In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement shall not in any way be affected or impaired thereby.

(d) It is understood and agreed that RED is retained to act solely as advisor and, in such capacity, shall act as an independent contractor with duties solely to the Company and nothing in this letter agreement or the nature of the services shall be deemed to create a fiduciary or other agency relationship between RED and the Company or its stockholders, creditors, employees or any other party.

(e) This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Idaho.

(f) Each of RED and the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this letter agreement.

(g) This letter agreement is delivered to you on the understanding that neither this letter agreement nor any of its terms or substance, nor the activities of RED pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to the Company's officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case the Company agrees to inform us promptly thereof and reasonably cooperate in obtaining any protective order or other legal remedy).

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to RED the enclosed duplicate copy of this letter agreement. We are delighted to accept this engagement and look forward to working with you on the assignment.

Very truly yours,

RESOURCE ENERGY DEVELOPMENT INC.

By:

Name: Daniel Kunz
Title: Chief Executive Office

Accepted as of the date
first written above

SHARPROCK RESOURCES INC.

By:

Name: Harp Sangha
Title: Chief Executive Officer

ANNEX A

The Company shall indemnify RED and its affiliates and their respective directors, officers, employees, agents and controlling persons (RED and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, and related to, arising out of, or in connection with the engagement of RED pursuant hereto, and the performance by RED of the services contemplated thereby, and will reimburse each Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable under clause hereof to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from RED's bad faith or gross negligence.

RED shall indemnify and hold harmless the Company and its affiliates against any and all losses, claims, damages and liabilities, joint or several, arising out of untrue statements or omissions, or alleged untrue statements or omissions, made in reliance upon and in conformity with written information about RED furnished to the Company by RED expressly for use in the performance of the services set forth in engagement or Engagement Letter.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or Engagement Letter or the completion of RED's services thereunder.